Exhibit 99.1

NEWS RELEASE

VIRIDIAN THERAPEUTICS APPOINTS CARRIE MELVIN AS CHIEF OPERATING OFFICER

WALTHAM, Mass., June 23, 2022 — Viridian Therapeutics, Inc. (NASDAQ: VRDN), a biotechnology company advancing new treatments for patients suffering from serious diseases underserved by current therapies, today announced the appointment of Carrie Melvin as Chief Operating Officer, a newly created position at the company.

“As we prepare for late-stage clinical development for our TED programs, we are excited to add Carrie to the Viridian team” said Jonathan Violin, Ph.D., Viridian Therapeutics’ President and CEO. “Carrie’s extensive experience in a wide range of operational activities supporting product development and approval will be tremendously valuable to our expanding efforts on VRDN-001 and VRDN-002.”

Ms. Melvin has over 20 years of experience at pharmaceutical and biotechnology companies. She has held roles of increasing responsibility in development and commercial stage companies, including leadership responsibilities for worldwide clinical development operations in oncology and rare diseases. She also has extensive experience leading data management, clinical program management, site management, medical writing, vendor management, and supply chain activities. Prior to joining Viridian, Ms. Melvin served as Senior Vice President of Clinical Development Operations at X4 Pharmaceuticals, Inc. (Nasdaq: XFOR), during which time she led the clinical development operations function. Prior to joining X4 Pharmaceuticals, she served as Vice President of Global Clinical Sciences and Delivery, Oncology at GSK, plc (NYSE: GSK), a role she took on after GSK acquired TESARO, Inc. in January 2019. Prior to the acquisition, she served as Vice President of Clinical Operations at TESARO. During her time at GSK and TESARO, she oversaw clinical development operations for the oncology portfolio, including developing operational strategy and vendor partnerships. Prior to TESARO, Ms. Melvin served as the Vice President, and Head of Global Clinical Operations at Kura Oncology, Inc. (Nasdaq: KURA), where she established and led the clinical operations group. Ms. Melvin received her MBA from the Boston University Questrom School of Business and her BSN degree with highest distinction from the University of Rhode Island.

Notice of Issuance of Inducement Grant

Pursuant to her employment agreement, Ms. Melvin will be awarded an option to purchase 210,000 shares of the Company’s common stock (the “Inducement Grant”). The Inducement Grant will be issued outside of the Company’s Amended and Restated 2016 Equity Incentive Plan (the “Plan”) but will remain subject to the terms and conditions of such Plan. The Inducement Grant will be granted as an inducement material to such individual’s entrance into employment with Viridian in accordance with Nasdaq Listing Rule 5635(c)(4). A majority of the independent directors serving on the Company’s Board of Directors approved the Inducement Grant.

The Inducement Grant will have an exercise price equal to the closing price of Viridian’s common stock on June 21, 2022, the date of grant. The Inducement Grant will vest over a four-year period, with 25% of the shares vesting on the one-year anniversary of the date of grant, and thereafter the remainder of the shares vest in 36 equal monthly installments, subject to Ms. Melvin’s continued employment through the applicable vesting dates.

About Viridian Therapeutics

Viridian Therapeutics is a biotechnology company advancing new treatments for patients suffering from serious diseases but underserved by today’s therapies. Viridian’s most advanced program, VRDN-001, is a differentiated monoclonal antibody targeting insulin-like growth factor-1 receptor (IGF-1R), a clinically and commercially validated target for the treatment of thyroid eye disease (TED). Viridian’s second product candidate, VRDN-002, is a distinct anti-IGF-1R antibody that incorporates half-life extension technology and is designed to support administration as a convenient, low-volume, subcutaneous injection. TED is a debilitating autoimmune disease that causes inflammation and fibrosis within the orbit of the eye which can cause double vision, pain, and potential blindness. Patients with severe disease often require multiple remedial surgeries to the orbit, eye muscles and eyelids. Viridian is based in Waltham, Massachusetts.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or other similar terms or expressions that concern our expectations, plans and intentions. Forward-looking statements include, without limitation, statements regarding the Company’s expectations, strategies, plans and intentions. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations, and assumptions. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements. Such forward-looking statements are subject to a number of material risks and uncertainties including but not limited to: uncertainty and potential delays related to clinical drug development; the duration and impact of regulatory delays in our clinical programs; manufacturing risks; competition from other therapies or products; other matters that could affect the sufficiency of existing cash, cash equivalents and short-term investments to fund operations; the Company’s future operating results and financial performance; the timing of pre-clinical and clinical trial activities and reporting results from same; the effects from the COVID-19 pandemic on the Company’s research, development and business activities and operating results, including those risks set forth under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 11, 2022 and other subsequent disclosure documents filed with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Neither we, nor our affiliates, advisors, or representatives, undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

Investor and Media Contact:

John Jordan

Viridian Therapeutics

Vice President, Investor Relations

& Corporate Communications

617-272-4691

IR@viridiantherapeutics.com